Exhibit 10.60 Counsel Corporation Scotia Plaza, Suite 3200, 40 King Street West Toronto, Ontario M5H 3Y2 (416) 866-3000 FAX: (416) 866-3061

December 23, 2004

Acceris Communications Inc.
9775 Business Park Avenue
San Diego, CA 92131

Attention:     Mr. James Meenan, Chairman of the Board
Mr. Frank Tanki, Chairman of the Audit Committee
Mr. Henry Toh, Chairman of the Compensation Committee
Mr. Gary Clifford, Chief Financial Officer

Dear Sirs:

By this letter and your signatures evidencing and acknowledging agreement thereto, Counsel Corporation and its wholly-owned subsidiary companies (collectively “Counsel”) wish to confirm the following agreement, which was approved in principle by the Board of Directors of Acceris Communications Inc. (“Acceris”) on December 23, 2004:

1.	Acceris agrees to make payment to Acceris Capital Corporation, a wholly-owned subsidiary of Counsel Corporation, for the services rendered and future services to be provided by Counsel personnel (excluding Allan Silber) to Acceris for each of 2004 and 2005. Services are provided on a cost basis between the enterprises. The basis for such services charged shall be an allocation, based on time incurred, of the base compensation paid by Counsel to those employees providing services to Acceris. For the nine months ended September 30, 2004, the cost of such services totalled approximately $190,000 and is expected to total approximately $280,000 for the year ended December 31, 2004. Services for 2005 will be determined on the same basis and, for each fiscal quarter, Counsel shall provide the details of the charge for services by individual, including compensation and their time allocated to Acceris.

2.	The fees for 2004 and 2005 shall be due and payable within 30 days following each respective year-end, subject to any subordination or inter-creditor restrictions then in effect pursuant to any debt arrangements existing or to be entered into by Acceris and/or any of its subsidiaries. If the fees are not paid within 30 days following the respective year-end, any unpaid amounts shall bear interest at 10% per annum commencing on the day after such year end.

3.	If a change of control, merger or similar event shall occur with respect to Acceris, all amounts owing, including fees incurred up to the date of the event, shall become due and payable immediately upon the occurrence of such event, subject to any subordinations existing at that time. After the occurrence of such event, Counsel shall have no further obligation to provide services under this agreement.

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4.	This agreement does not guarantee or imply that the personal services of any individual currently participating in Acceris shall be provided throughout the term of the agreement. Personal services provided by Allan Silber are subject to their own terms and conditions and this agreement in no way alters or nullifies such terms and conditions, which shall remain in full force and effect.

5.	Should Acceris require the personal services of any specific individual, service arrangements will have to be entered into separately with such individual.

6.	This agreement may be terminated by either party upon 30 days’ written notice. Should replacement services be required due to termination or otherwise and should Acceris decide to hire replacement staff directly or to hire third party service providers, Counsel shall have no liability for any incremental costs incurred by Acceris for so doing.

Sincerely,

______________________________	______________________________
Allan Silber	Stephen Weintraub
Chairman & Chief Executive Officer	Senior Vice President & Secretary
Counsel Corporation	Counsel Corporation
Acceris Capital Corporation	Acceris Capital Corporation

* * * * * * *

Acknowledged and agreed this 31st day of December, 2004

______________________________	______________________________
James Meenan	Frank Tanki
Chairman of the Board	Chairman of the Audit Committee
Acceris Communications Inc	Acceris Communications Inc.

______________________________	______________________________
Henry Toh	Gary Clifford
Chairman of the Compensation Committee	Chief Financial Officer
Acceris Communications Inc	Acceris Communications Inc.